Exhibit 99.1


THE STEPHAN CO.
1850 WEST McNAB ROAD
FORT LAUDEDALE, FL  33309


THE STEPHAN CO. ANNOUNCES DELAY IN FILING OF FORM 10-K FOR THE
YEAR ENDED DECEMBER 31, 2005


Ft. Lauderdale, FL, April 18, 2006 -- The Stephan Co. (AMEX: TSC) (the "Company") announced today that the filing of the Company's Annual Report on Form 10-K ("10-K") with the Securities and Exchange Commission for the year ended December 31, 2005, will be delayed beyond April 17, 2006. The Company attributes this delay to the process of changing its independent registered public accounting firm coupled with the new auditors' continuing evaluation of goodwill and intellectual property (trademarks), as well as the impact, if any, on the provision for income taxes.

Subject to potential adjustments as a result of the finalization of the audit process as discussed above, the Company expects its income before income taxes to be at a "break-even" level for the year ended December 31, 2005, on sales of approximately $22.3 million, subject to any other adjustments that may be required as a result of the auditors completing their audit.

The Company anticipates that it will file its 10-K on or around April 21, 2006, however as a matter of policy, the American Stock Exchange will issue a "delinquency letter" in connection with this late filing.

*     *     *     *     *

The Stephan Co. is engaged in the manufacture, distribution, and marketing of personal and hair care products.

Statements contained in this news release not strictly historical are forward looking within the meaning of the safe harbor clause of the Private Securities Litigation Reform Act of 1995. The Company makes these statements based on information available to it as of the date of this News Release and assumes no responsibility to update or revise such forward-looking statements.

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Editors and investors are cautioned that forward-looking statements invoke risk and uncertainties that may cause the Company's actual results to differ materially from such forward- looking statements.

These risks and uncertainties include, without limitation, appropriate valuation of the Company's assets, demand for the Company's products, competition from larger and/or more experienced suppliers of personal and hair care products, the Company's ability to continue to develop its markets, general economic conditions, governmental regulation, and other factors that may be more fully described in the Company's literature and periodic filings with the Securities and Exchange Commission.



AMERICAN STOCK EXCHANGE
SYMBOL - TSC